EX-21

SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21

LIST OF ACTIVE SUBSIDIARIES AS OF FEBRUARY 28, 2003

Company Name	Jurisdiction of Creation

Humphreys Argentina Calificadora de Riesgo S.A. (p/k/a Ratto-Humphreys, Calificadora de Riesgo S.A.)	Argentina
Moody’s Latin America Calificadora de Riesgo S.A. (p/k/a Magister Bankwatch Calificadora de Riesgo S.A.)	Argentina
Moody’s Investors Service Pty. Limited	Australia
Moody’s America Latina Ltda.	Brazil
Moody’s Latin America Holding Corporation	British Virgin Islands
Moody’s Holdings BVI, Ltd.	British Virgin Islands
Moody’s Canada Inc.	Canada
Moody’s Interbank Credit Service Limited	Cyprus
MIS Quality Management Corp.	Delaware
Moody’s Assureco, Inc.	Delaware
Moody’s Investors Service, Inc.	Delaware
Moody’s Corporation (2000 Spin Merger Sub)	Delaware
Moody’s Holdings, Inc.	Delaware
Moody’s KMV Company	Delaware
Moody’s Overseas Holdings, Inc.	Delaware
Moody’s Investors Service Ltd.	England
Moody’s Holdings UK Limited	England
Moody’s KMV Limited	England
Moody’s France SA	France
Moody’s Deutschland GmbH	Germany
Moody’s Asia Pacific Limited	Hong Kong
Moody’s China Financial Information Service, Ltd.	Hong Kong
Moody’s Investment Company India Pvt. Ltd.	India
Moody’s Mauritius Holdings Limited	India
Moody’s Risk Management Services, Ltd.	Ireland
Moody’s Italia S.r.l.	Italy
KMV Asia KK	Japan
Moody’s Japan Kabushiki Kaisha	Japan
Korea Investors Service, Inc.	Korea
Administracion de Calificadora SA	Mexico
Moody’s de Mexico S.A. de C.V.	Mexico
Moody’s Holdings B.V.	Netherlands
Moody’s Assurance Company, Inc.	New York
Moody’s Singapore Pte. Ltd.	Singapore
Moody’s Investors Service South Africa (Pty) Limited	South Africa
Moody’s Investors Service Espana, S.A.	Spain

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